WOLFSPEED, INC.
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into by and between Gregor van Issum (“Executive”) and Wolfspeed, Inc., a Delaware corporation (the “Company” and, together with Executive, the “Parties”), effective as of January 01, 2026 (the “Effective Date”).
R E C I T A L S
A.The Company desires to assure itself of the services of Executive by engaging Executive to perform services under the terms hereof.
B.Executive desires to provide services to the Company on the terms herein provided.
C.Certain capitalized terms used in this Agreement are defined in Section 10 below.
In consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1.    Employment.
(a)General. The Company shall employ Executive as a full-time employee of the Company effective as of the Effective Date for the period and in the position set forth in this Section 1, and upon the other terms and conditions herein provided. Executive acknowledges and agrees that any employment under Wolfspeed Europe GmbH will terminate as of the Effective Date of employment with Wolfspeed, Inc. For all intents and purposes, this Agreement, and all of its terms, supersedes all other employment agreements entered into by Executive (but not those related to confidentiality and other restrictive covenants, which remain in full force and effect) and that the Parties agree that Executive will no longer receive the benefits of any such prior employment agreement.
(b)Position and Duties. Commencing on the Effective Date, Executive shall serve as the Company’s Chief Financial Officer and Executive Vice President and shall report to the Company’s Chief Executive Officer (“CEO”) or such other person as the Company may from time to time designate. Executive shall also serve in such other capacity or capacities as the CEO or the Company’s Board of Directors (“Board”) may from time to time prescribe in writing. As a Company employee, Executive will be expected to comply with all Company policies.

(c)Location. Executive shall perform services for the Company at the Company’s offices located in Durham, North Carolina or, with the Company’s consent, at any other place in connection with the fulfillment of Executive’s role with the Company. The Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business.

(d)Exclusivity. Except with the prior written approval of the Board, Executive shall devote all of Executive’s best efforts and full working time, attention, and energies to the business of the Company, except during any paid vacation or other excused absence periods. Notwithstanding the foregoing, Executive may, without violating this Section 1(d): (i) as a passive investment, own publicly traded securities in such form or manner as will not require any services by Executive in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; or (iii) engage in other personal passive investment activities, in each case, to the extent such activities do not, individually or in the aggregate, interfere with or otherwise prevent the performance of Executive’s duties and responsibilities hereunder. Executive may also serve as a member of the board of directors or board of advisors of another organization provided: (i) such organization is not a competitor of the Company; (ii) Executive receives prior written approval from the Board; and (iii) such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies. For the avoidance of doubt, the Board has approved Executive’s continued service with those organizations set forth in Exhibit A, such approval to continue until the earlier to occur of (a) the Board’s revocation of such approval in the Board’s discretion, or (b) such time as such service interferes with the performance of Executive’s duties under this Agreement, violates the Company’s standards of conflict or raises a conflict under the Company’s conflict of interest policies.

(e)Conflicts of Interest. To protect the interests of the Company by ensuring that Executive acts in the best interests of the Company and avoid any activities or relationships that could interfere with Executive’s actual or perceived ability to make impartial decisions on behalf of the Company, in addition to adherence to the Company’s conflicts of interest policies, Executive agrees to avoid any situation in which Executive’s judgments and loyalties are or may appear to be divided between any business or outside interest that, to any degree, is incompatible with the best interests of the Company, including, but not limited to: (i) any situation where Executive (or spouse or other household member of Executive) has, or appears to have, a direct or indirect financial interest in or receives any remuneration of any kind from a competitor, supplier or client; (ii) any situation where Executive (or spouse or other household member of Executive) has, or appears to have, any business or professional relationship with a competitor that could lead to the unauthorized disclosure of confidential information; (iii) any business or professional relationship by which Executive (or spouse or other household member of Executive) stands, or appears to stand, to directly or indirectly benefit from the misappropriation or misuse of confidential information; or (iv) any other situation where the personal, financial or professional interests of Executive (or spouse or other household member of Executive) might conflict, or even appear to conflict, with the best interests of the Company, or have or appear to have an influence upon Executive’s judgment or actions in the conduct of the Company’s business. Executive agrees to promptly disclose any actual or potential conflicts of interest to the Board in writing, including any changes in circumstances that may give rise to a conflict of interest. The Board will review all disclosed conflicts and in its sole discretion determine the appropriate course of action, which may include requiring Executive to eliminate the conflicting interest or implementing other measures to mitigate the conflict.
2.    Compensation and Related Matters.
(a)Base Salary. Executive’s annual base salary (as may be increased from time to time, the “Base Salary”) shall be $500,000, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices. The Board or its compensation committee (the “Compensation Committee”) shall review Executive’s Base Salary periodically and may increase, but not reduce, Executive’s Base Salary from time to time, in its discretion.
(b)Annual Bonus. Executive will be eligible to receive an annual performance bonus (the “Annual Bonus”), with a target achievement of seventy-five percent (75%) of Executive’s then-current Base Salary (the “Target Bonus”). Any Annual Bonus amount payable shall be based on the achievement of performance goals to be established by the Board or Compensation Committee, provided to the Executive in writing, and pro-rated for any partial year of service. The Board or Compensation Committee shall review Executive’s Annual Bonus periodically. All bonus payments and calculations are subject to the terms of the formal plan document and management discretion, with the ability to overperform and receive a higher bonus in line with the applicable policy and guidelines in place and approved by the Board or Compensation Committee at that time. Any Annual Bonus earned by Executive pursuant to this section shall be paid to Executive, less authorized deductions and required withholding obligations, within three months following the end of the fiscal year to which the bonus relates.
(c)    Equity Awards.
(i)    One Time Sign On Equity Grant. As an inducement for Executive to commence employment with the Company, on or about December 01, 2025, the Company granted Executive an award of that number of restricted stock units (the “RSUs”) calculated by dividing $3,000,000 by the Reference Value, and rounding down to the nearest RSU. Each RSU shall constitute the contingent right to be issued one (1) share of Company common stock upon vesting. The RSUs shall vest on a three (3) year schedule with one-third of the total number of RSUs initially subject to the award vesting on September 01, 2026, then vesting quarterly in proportional amounts thereafter for the remaining two (2) years of the vesting schedule, subject to Executive’s continuous service to the Company through the applicable vesting date. The RSUs will be subject to the terms of the 2025 Management Incentive Compensation Plan, or any successor plan, and the RSU agreement to be entered into between Executive and the Company.
(ii)    Annual Equity Grant.
(a)    On or about December 01, 2025, Executive was granted equity awards with a value of $2,000,000 in the form of RSUs (40%) and performance stock units (“PSUs”) (60%).
(i)    An award of that number of RSUs calculated by dividing $800,000 by the Reference Value, and rounding down to the nearest RSU. Each RSU shall constitute the contingent right to be issued one (1) share of Company common stock upon vesting. The RSUs shall vest on a three (3) year schedule with one-third of the total number of RSUs initially subject to the award vesting on October 01, 2026, then vesting quarterly in proportional amounts thereafter for the remaining two years of the vesting schedule, subject to Executive’s continuous service to the Company through the applicable vesting date. The RSUs will be subject to the terms of the 2025 Management Incentive

Compensation Plan, or any successor plan, and the RSU agreement to be entered into between Executive and the Company.
(ii)    An award of that number of PSUs calculated by dividing $1,200,000 by the Reference Value, and rounding down to the nearest PSU. Each PSU shall constitute the contingent right to receive up to two (2) shares of Company common stock. The number of shares issuable upon the vesting date of each PSU, performance targets, and time periods during which the performance goals are measured will be as stated in the PSU agreement to be entered into between Executive and the Company. Notwithstanding, the performance periods with respect to PSUs shall end on the last day of fiscal year 2028, with the payout level determined as soon as administratively practicable thereafter. The PSUs will be subject to the terms of the 2025 Management Incentive Compensation Plan, or any successor plan, and the PSU agreement to be entered into between Executive and the Company.
(d)    Additional Equity Grants. Executive will be eligible for additional equity awards to be awarded in the discretion of the Board and/or Compensation Committee following its review of peer group data.
(e)    Sign-On Bonus. The Company provided Executive with a sign-on bonus in the aggregate amount of $450,000/€391,500 (the “Sign-On Bonus) that was paid in Executive’s first paycheck after the first date of employment by Wolfspeed Europe GmbH on September 01, 2025. The Sign-On Bonus was paid to Executive as an advance, and to earn the Sign-On Bonus Executive must remain continuously employed with the Company for at least one (1) year following September 01, 2025. If Executive terminates his employment with the Company for any reason or is terminated by the Company for Cause within one (1) year of September 01, 2025, Executive agrees to immediately repay the Company the full amount of the Sign-On Bonus.
(f)    Relocation. Upon receipt of a valid work visa, as determined by United States law and the Company, the Parties agree that Executive will relocate to North Carolina, United States of America as soon as practicable. In order to facilitate this move, Executive will be reimbursed for expenses related to relocation, up to $150,000, grossed up for taxes.
(g)    Vacation; Benefits. Executive shall be entitled to thirty (30) days of paid time off for each year during the term of this Agreement and such other benefits in accordance with Company policy for similarly situated senior management of the Company.
(h)    Business Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred in the conduct of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies.
(i)    Duke Executive Health. During the term of his employment, the Company, at its sole expense, will provide Executive with access to the Duke Executive Health program.
3.    Termination.

(a)    At-Will Employment. The Company and Executive acknowledge that Executive’s employment shall be “at-will,” as defined under applicable law. This means that it is not for any specified period of time and can be terminated by Executive or by the Board at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title, responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company, provided, that the Company acknowledges that any such change may give rise to certain benefits under the Company’s Senior Leadership Team (“SLT”) Severance Plan. This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized member of the Board. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or the SLT Severance Plan.
(b)    Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.
4.    Obligations upon Termination of Employment; SLT Severance Plan Participation.
(a)    Executive’s Obligations. Executive hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else), provided however that Executive may retain copies of any agreement Executive has executed with the Company and any document that reflects Executive’s compensation and benefits from the Company. For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, recordings, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, Company credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, personal digital assistant devices, and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates. In addition, Executive shall continue to be subject to the Employee Agreement Regarding Confidential Information, Intellectual Property, and Noncompetition (the “Confidential Information Agreement”). The representations and warranties contained herein and Executive’s obligations under this Section 4(a) and the Confidential Information Agreement hereof shall survive the termination of Executive’s employment and the termination of this Agreement.
(b)Payments of Accrued Obligations upon Termination of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within ten (10) days after the date Executive terminates employment with the Company (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Base Salary earned through Executive’s termination date not theretofore paid; (ii) any expenses owed to Executive under Section 2(h) above; (iii) any accrued but unused vacation pay owed to Executive pursuant to Section 2(g) above; (iv) any unfulfilled payments related to Executive’s access to the Duke Executive Health program; and (v) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 2(g) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.
(c)SLT Severance Plan Participation. Executive shall be eligible to participate in the SLT Severance Plan, subject to execution of a participation agreement substantially in the form attached hereto as Exhibit B.
5.    Successors.
(a)Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 5(a) or which becomes bound by the terms of this Agreement by operation of law.
(b)Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one (1) day following mailing via Federal Express or similar overnight courier service. In the case of Executive, Company-mailed notices shall be addressed to Executive at Executive’s home address in North Carolina that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the General Counsel of the Company.
7.Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration in Durham County, North Carolina through Judicial Arbitration & Mediation Services (“JAMS”) in conformity with the then-existing JAMS employment arbitration rules and California law. A copy of the current JAMS employment arbitration rules can be found at https://www.jamsadr.com/rules-employment-arbitration/. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written binding arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all JAMS’s arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.
8.Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor), the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409Athrough good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one (1) year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.
9.Miscellaneous Provisions.
(a)    Work Eligibility; Confidentiality Agreement. As a condition of Executive’s employment with the Company, Executive will be required to provide evidence of Executive’s identity and eligibility for employment in the United States and satisfy background, employment, and reference checks; and, in the event Executive fails to satisfy such condition, this Agreement shall be deemed void ab initio and of no further force or effect. It is required that Executive brings the appropriate documentation with Executive at the time of employment. Executive and the Company are aware that Executive, as of the Effective Date, holds a dependent work visa that is not sponsored by Wolfspeed, Inc. If Executive loses such work authorization for any reason, the Company is legally obligated to terminate Executive’s employment with Company unless alternative work authorization is obtained in advance. Therefore, the Company agrees to sponsor Executive on an alternate work visa but does not make any representations as to the outcome of such activity nor the timing. The Company will bear the costs for the work visa in the United States. Executive agrees to keep the Company informed as to the status of his current dependent work visa, including any possibility of loss thereof. In the event Executive loses his current dependent work authorization for any reason, Executive and Company agree to promptly execute a substantially similar and mutually agreeable employment agreement in a work location where Executive is eligible for employment. As a further condition of Executive’s employment with the Company, Executive shall enter into and abide by the Confidential Information Agreement.
(b)Withholdings and Offsets. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise. If Executive is indebted to the Company at Executive’s termination date, the Company reserves the right to offset any severance payments or any other final pay under this Agreement by the amount of such indebtedness.
(c)Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein or in the Confidential Information Agreement, nothing in this Agreement or the Confidential Information Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including but not limited to the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement or the Confidential Information Agreement: (i) Executive shall not be in breach of this Agreement or the Confidential Information Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law, (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
(d)Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either Party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(e)Whole Agreement. This Agreement and its Exhibits, collectively with the Confidential Information Agreement and the SLT Severance Plan, represent the entire understanding of the Parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same, including, without limitation, the Executive’s Offer Letter with the Company.

(f)Amendment. This Agreement cannot be amended or modified except by a written agreement signed by Executive and an authorized officer of the Company.
(g)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of North Carolina.
(h)Severability. The finding by a court of competent jurisdiction or arbitrator of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court or arbitrator shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the intention of the parties hereto with respect to the invalid or unenforceable term or provision.
(i)Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties hereto acknowledge that each Party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.
(j)Representations; Warranties. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity and that Executive has not engaged in any act or omission that could be reasonably expected to result in or lead to an event constituting “Cause” for purposes of this Agreement.
(k)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. The Parties acknowledge that a digital or electronic portable document format (.pdf) signature shall be treated as an original signature for all purposes.
10.    Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a)Cause. “Cause” means: (i) Executive’s willful and continued failure to substantially perform the reasonable and lawful duties and responsibilities of Executive’s position that is not corrected after one (1) written warning detailing the concerns and offering Executive a reasonable period of time to cure; (ii) any material and willful violation of any federal or state law by Executive in connection with Executive’s responsibilities as an employee of the Company; (iii) any act of personal dishonesty or misrepresentation taken by Executive in connection with Executive’s responsibilities as an employee of the Company, including with the intention or reasonable expectation that such may result in personal enrichment of Executive; (iv) Executive’s conviction of, or plea of nolo contendere to, or grant of prayer of judgment continued with respect to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or (v) Executive materially breaching Executive’s Confidential Information Agreement, which breach is (if capable of cure in the reasonable and good faith judgment of the Board) not cured within thirty (30) days after the Company delivers written notice to Executive of the breach.
(b)Reference Value. “Reference Value” as of any date shall mean the calculation resulting from: (a) 50% at a share price of $19.98; and (b) 50% at the forty-five (45) trading day volume weight average trading price per share of the Company’s common stock as of such date.

(Signature page follows)

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

WOLFSPEED, INC.

By: /s/ Robert A. Feurle
Title: Chief Executive Officer
Date: January 14, 2026

EXECUTIVE

By: /s/ Gregor van Issum
Name: Gregor van Issum
Date: January 14, 2026

Signature Page to Employment Agreement